Exhibit 99.1

News Release

For Immediate Release

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS SECOND QUARTER EARNINGS OF $2.3 MILLION AND ROE of 20.12%

Midlothian, Virginia, July 29, 2020. Village Bank and Trust Financial Corp. (the “Company”) (Nasdaq symbol: VBFC), parent company of Village Bank (the “Bank”), today reported unaudited results for the second quarter of 2020. Net income for the second quarter of 2020 was $2,335,000, or $1.61 per fully diluted share, compared to net income for the second quarter of 2019 of $637,000, or $0.44 per fully diluted share. For the six-month period ended June 30, 2020, net income was $3,233,000 or $2.22 per fully diluted share, compared to net income for the six-month period ended June 30, 2019 of $1,446,000, or $1.01 per fully diluted share.

Bill Foster, President and CEO, commented, “We put together an excellent quarter, earning a return on average equity of 20.12% for the quarter and a return on average equity of 14.71% for the four quarter period that ended June 30, 2020. Our earnings per share for the four quarter period ended June 30, 2020 total $4.32 per share.  We produced record monthly application volumes in mortgage banking, record business deposit account openings, record commercial loan originations and some of the best asset quality metrics our team has delivered.  We have been able to invest $184 million in Paycheck Protection Program (“PPP”) loans in our community during the ongoing crisis helping 1,500 local businesses and impacting 20,000 jobs.  In the process, we materially elevated Village Bank’s stature in our markets, initiated more than 400 new business relationships and grew core deposits more than 20% during the second quarter. We are expecting a lot of that deposit growth to stick as we build out these new relationships.  It is as though we acquired a $100 million book of deposit business without the cultural upheaval and cost that comes with making a whole bank acquisition.  Our people are excited and working hard to fully leverage the opportunity in front of us.”

“The absolute magnitude of our Paycheck Protection Program efforts relative to the size of the Company as well as the additional liquidity we raised in preparation for the crisis make it challenging to tell the story around our net interest margin.  By our analysis, our net interest margin on core loans (non-PPP loans) is holding up well.  To illustrate that point, the yield on core loans declined 16 basis points from Q1 to Q2 2020 and the yield on the securities portfolio actually improved by seven basis points.  During that time, our cost of funds declined 25 basis points. Excess liquidity and PPP loans will hurt the margin in this environment.  We will continue to work hard to reposition our funding and reinvest any excess liquidity to improve our net interest income and return on equity.”

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“On the asset quality front, we sat in a very solid position at June 30, 2020.  As previously shared, we have been generous in responding to deferral requests within the parameters outlined by the regulatory and accounting authorities because we expected the crisis to last into the Fall and thought it wise for borrowers to hold on to cash to help them scramble through an extended crisis.  Our relationship managers are in regular contact with our borrowers to allow us to scramble with them and change course if that makes sense.  We all will have a clearer picture of the credit outlook later in the third and fourth quarters.  In the meantime, it is worth sharing that new deferral requests have been minimal with only four new request during the last 30 days of the quarter.”

“We believe that Village is well positioned for whatever the future holds.  I have the highest confidence in Jay Hendricks, who will succeed me as President and CEO on August 14.  Jay brings a background deep in team building, disciplined execution and risk management and has high quality people around him who know how to succeed in good times and bad.”

Response to COVID-19

As the circumstances with the COVID-19 pandemic began to unfold, the Company rapidly mobilized over 80% of non-branch team members, went to drive-thru only at our branches with lobby access by appointment and actively began working with borrowers to defer loan payments for up to six months to allow the COVID-19 pandemic to stabilize and operations to return to some level of normalcy. We believe that we are well positioned to weather the storm created by the COVID-19 pandemic and have built the balance sheet around a philosophy of prudent risk taking.

Operating Results

The following table presents quarterly results for the indicated periods (in thousands):

GAAP Operating Results by Segment

	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019
Pre-tax earnings by segment
Commercial banking	$1,876	$749	$1,289	$1,376	$642
Mortgage banking	1,124	388	360	814	175
Income before income tax expense	3,000	1,137	1,649	2,190	817
Commercial banking income tax expense	429	158	271	292	143
Mortgage banking income tax expense	236	81	74	171	37
Net income	$2,335	$898	$1,304	$1,727	$637

The Commercial Banking Segment posted net income of $1,447,000 for Q2 2020 compared to $499,000 for Q2 2019. The following are variances of note in the Commercial Banking Segment:

•	Net interest margin compressed by fifty three basis points to 3.02% for Q2 2020 compared to 3.55% for Q1 2020. The primary cause of the compression was due to the following:
o	The Bank made the decision to carry a larger portion of its liquidity in federal funds sold during Q2 2020 in response to the economic crisis and to support the funding needs of its PPP loan originations. The elevated level of federal funds sold and the 150 basis point Federal Reserve rate cut in March 2020 resulted in the yield on our earnings assets compressing by 37 basis points. The yield on our non-PPP loans remained relatively stable and dropped by 16 basis points during the quarter as result of the rate cut.

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o	As of Q2 2020 the Bank had funded $184,478,000 in PPP loans which have a 1.00% stated interest rate. The yield on the PPP portfolio for Q2 2020 was approximately 2.30%, which includes the amortization of deferred cost and fees associated with these loans. The overall impact to net interest margin for Q2 2020 was approximately 19 basis points.
o	The Bank was able to reduce its costs of funds by 25 basis points during the quarter by continuing to take a disciplined approach to pricing as well as continued success in growing lower cost relationship deposits.
•	Provision expense of $300,000 was recognized for Q2 2020 compared to $400,000 for Q1 2020 and $0 for Q2 2019. The provision expense for Q2 2020 was driven primarily by an increase in the qualitative factors as a result of the continued economic uncertainty surrounding COVID-19. The increase in the qualitative factors due to COVID-19 were a result of deterioration in local economic factors such as the higher levels of unemployment and the potential impact of elevated loan deferral requests. The Company believes the current level of allowance for loan loss reserves are adequate to cover anticipated losses. However, the full economic impact of the COVID-19 pandemic is currently unknown and the Company will continue to monitor our loan portfolio for loss indicators which may have the potential for further significant provisions for loan losses through 2020 and beyond.
•	Noninterest income was $571,000 for Q2 2020 compared to $796,000 for Q2 2019, or a decrease of 28.3%. The decrease was the result of the following:
o	Lower service charges and interchange fee income resulting from lower transaction volumes due to the COVID-19 pandemic.
o	The Bank made the decision not to sell any Small Business Administration loan guarantee strips during the quarter, compared to the recognition of $136,000 gain on sale during Q2 2019.
•	Noninterest expense of $3,232,000 was recognized for Q2 2020 compared to $4,606,000 for Q2 2019, or a decrease of 29.83%. The decrease was primarily driven by the deferral of $1,052,000 in salary and benefits costs associated with the origination of over 1,500 PPP loans during the quarter, which was partially offset by increased salaries and benefits cost due to increased employee levels to support PPP originations. The deferred costs will be recognized over the life of the PPP loans as a component of interest income along with the origination fees. This level of deferred costs is not expected to be recognized in future quarters and the recognition of the deferred costs and fees will accelerate as PPP loans are forgiven or repaid. The Bank recognized gains totaling $175,400 on the sale of two assets classified as other real estate owned during Q2 2020.

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Financial Highlights

Highlights for the second quarter of 2020 are as follows:

	Three Months Ended		Six Months Ended
Metric	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Consolidated
Return on average equity	20.12%	6.52%	14.36%	7.58%
Return on average assets	1.34%	0.49%	1.05%	0.56%
Commercial Banking Segment
Return on average equity	12.47%	5.10%	9.05%	7.32%
Return on average assets	0.83%	0.38%	0.66%	0.54%
Net interest income to average assets	2.78%	3.42%	2.97%	3.45%
Provision to average assets	0.17%	0.00%	0.23%	0.00%
Noninterest income to average assets	0.33%	0.61%	0.42%	0.61%
Noninterest expense to average assets	1.85%	3.54%	2.32%	3.39%
Mortgage Banking Segment
Return on average equity	7.65%	1.41%	5.31%	0.26%
Return on average assets	0.51%	0.11%	0.39%	0.02%
Net income before tax to average assets	0.65%	0.13%	0.87%	0.03%

Loans and Asset Quality

The following table provides the composition of our loan portfolio at the dates indicated (in thousands):

Loans Outstanding

Loan Type	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019
C&I + Owner occupied commercial real estate	$138,121	$149,048	$143,427	$138,614	$139,677
PPP Loans	184,478	-	-	-	-
Nonowner occupied commercial real estate	129,943	129,474	129,996	122,866	118,562
Acquisition, development and construction	31,876	32,170	31,950	33,841	33,129
Total commercial loans	484,418	310,692	305,373	295,321	291,368
Consumer/Residential	88,863	89,290	87,776	90,462	90,121
Student	31,594	32,251	33,525	34,520	36,126
Other	3,118	3,001	2,621	2,444	2,221
Total loans	$607,993	$435,234	$429,295	$422,747	$419,836

Total loans increased by $172,759,000, or 39.69%, from Q1 2020, and increased by $188,157,000, or 44.82%, from Q2 2019. Variances of note are as follows:

•	The commercial loan portfolio grew by $173,726,000, or 55.92%, from Q1 2020 and increased by $193,050,000, or 66.26% from Q2 2019, which was primarily driven by the Bank’s successful push in getting PPP funds out to our community under the Coronavirus Aid, Relief, and Economic Security Act. See below section “PPP loans” for further discussion.
•	The consumer/residential portfolio remained stable and consistent with prior periods.
•	The reduction in the government guaranteed student loan portfolio, from Q1 2020 and Q2 2019, is a result of normal amortization and the portfolio continues to perform as expected.

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PPP loans

The Bank had $184,478,000 in PPP loans as of Q2 2020, which have provided essential funds to approximately 1,500 businesses and nonprofits and protected more than 20,000 jobs in our community. The processing fees earned on the PPP loans will help to support the Bank’s loan deferral program and reserve building associated with the COVID-19 pandemic. Below is a breakdown by loan size including SBA fees earned (dollars in thousands):

PPP Loans as of June 30, 2020

Loan Size	# of Loans	$ of Loans	$ SBA Fee
< $350,000	1,403	$93,581	$4,426
$350,000 - $2 million	94	67,795	1,853
> $2 million	6	23,102	184
Total	1,503	$184,478	$6,463

Asset quality

Asset quality metrics continue to compare favorably to our peers as follows:

Asset Quality Metrics

Metric	Village					Peer Group
	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2020(1)
Allowance for Loan and Lease Losses/Nonperforming Loans	205.33%	170.57%	164.03%	174.50%	143.25%	170.57%
Net Charge-offs (recoveries) to Average Loans(2)	(0.01%)	0.05%	(0.05%)	(0.02%)	0.02%	0.05%
Nonperforming Loans/Loans (excluding Guaranteed Loans)	0.48%	0.49%	0.51%	0.48%	0.58%	0.43%
Nonperforming Assets/Bank Total Assets(3)	0.30%	0.44%	0.43%	0.42%	0.51%	0.44%

(1)	Source - SNL data for VA Banks <$1 Billion in assets as of March 31, 2020.
(2)	Annualized.
(3)	Nonperforming assets excluding performing troubled debt restructurings.

Supporting customers through payment deferrals

In response to the COVID-19 pandemic we began deferring payments for up to six months for impacted customers. The percentage of deferred loans, both per amount and number of loans, increased slightly from Q1 2020. The amount of deferred loans was up 77 basis points from 19.01% to 19.78% and the number of deferred loans was up by 59 basis points from 6.01% to 6.60%. Below is a breakdown of the loan portfolio showing the percentage of loans deferred in each category at June 30, 2020 (dollars in thousands):

	Balance	Deferred Loans(2)
	Q2 2020(1)	Amount	Number
Loan Type
C&I + Owner occupied commercial real estate	$138,121	22.75%	9.66%
Nonowner occupied commercial real estate	129,943	30.88%	20.61%
Acquisition, development and construction	31,876	17.46%	1.53%
Total commercial loans	299,940	25.71%	10.08%
Consumer/Residential	88,863	7.53%	4.46%
Student	31,594	0.00%	0.00%
Other	3,118	0.74%	1.18%
Total loans	$423,515	19.80%	6.60%

(1)	The table excludes PPP loans of $184,478 as the inclusion of these loans dilutes the impact of the deferral program.
(2)	The SBA is providing a financial reprieve to small business during the COVID-19 pandemic. The SBA will automatically pay the principal, interest, and fees on current 7(a) loans for a period of six months. These loans have been excluded from the above metrics.

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Below is a breakdown of the loan portfolio showing the percentage of loans deferred in select industry categories at June 30, 2020 (dollars in thousands):

	Balance	Deferred Loans(2)
	Q2 2020(1)	Amount	Number
Select Industries
Hotels	$23,461	73.71%	62.50%
Food Service	22,594	35.75%	32.61%
Retail(2)	18,895	20.14%	5.77%
Medical and Child Care	11,844	35.13%	17.50%
Total	$76,794	43.41%	16.67%
(1)	The SBA is providing a financial reprieve to small business during the COVID-19 pandemic. The SBA will automatically pay the principal, interest, and fees on current 7(a) loans for a period of six months. These loans have been excluded from the above metrics.
(2)	Loans within this group include business such as grocery, convenience stores, drug stores, consumer durables, apparel, and personal services.

Deposits

The following table provides the composition of our deposits at the dates indicated (in thousands):

Deposits Outstanding

Deposit Type	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019
Noninterest-bearing demand	$212,434	$139,660	$131,228	$147,969	$132,965
Interest checking	56,448	51,008	48,428	46,631	49,019
Money market	143,177	114,461	99,955	113,061	90,278
Savings	31,618	26,618	26,396	25,945	26,379
Time deposits	136,118	137,096	137,201	143,833	147,585
Total deposits	$579,795	$468,843	$443,208	$477,439	$446,226

Total deposits increased by $110,952,000, or 23.67%, from Q1 2020, and increased by $133,569,000, or 29.93%, from Q2 2019. Variances of note are as follows:

•	Noninterest bearing demand account balances increased $72,774,000 from Q1 2020 and increased $79,469,000 from Q2 2019, and represented 36.64% of total deposits compared to 29.79% as of Q1 2020 and 29.80% as of Q2 2019. The increase in noninterest bearing deposits during Q2 2020 was a result of the Bank converting a significant portion of non-customer PPP loan applicants into customers during the quarter.

•	Money market balances increased $28,716,000 from Q1 2020 and increased $52,899,000 from Q2 2019. The increase in money market deposit accounts during Q2 2020 was primarily a result of growth in accounts from non-customer PPP loan applicants and the migration of customer funds from time deposits.

•	Time deposits decreased by $978,000 from Q1 2020 and $11,467,000 from Q2 2019. The decrease in time deposits is a result of our continued focus on building low cost relationship deposits and working to improve our deposits mix and cost of funds. Time deposits represented 23.48% of total deposits compared to 29.24% as of Q1 2020 and 33.07% as of Q2 2019. Wholesale time deposits were $22,732,000 as of Q2 2020 compared to $11,114,000 as of Q1 2020 and $2,487,000 as of Q2 2019. The increase in wholesale time deposits was a result of the Bank bolstering its liquidity position early in Q2 2020 to help support its participation in the PPP loan program, and meet other liquidity needs that might arise during the economic crisis.

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About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation (“FDIC”).  The Bank has nine branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Forward-Looking Statements

In addition to historical information, this press release may contain forward-looking statements. For this purpose, any statement, that is not a statement of historical fact may be deemed to be a forward-looking statement. These forward-looking statements may include statements regarding profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, growth strategy and financial and other goals. Forward-looking statements often use words such as “believes,” “expects,” “plans,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends” or other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements.

There are many factors that could have a material adverse effect on the operations and future prospects of the Company including, but not limited to:

•	the impacts of the ongoing COVID-19 pandemic;

•	changes in assumptions underlying the establishment of allowances for loan losses, and other estimates;

•	the risks of changes in interest rates on levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities;

•	the effects of future economic, business and market conditions;

•	our inability to maintain our regulatory capital position;

•	the Company’s computer systems and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, or other disruptions despite security measures implemented by the Company;

•	changes in market conditions, specifically declines in the residential and commercial real estate market, volatility and disruption of the capital and credit markets, soundness of other financial institutions we do business with;

•	risks inherent in making loans such as repayment risks and fluctuating collateral values;

•	changes in operations of Village Bank Mortgage Corporation as a result of the activity in the residential real estate market;

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•	legislative and regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and other changes in banking, securities, and tax laws and regulations and their application by our regulators, and changes in scope and cost of FDIC insurance and other coverages;

•	exposure to repurchase loans sold to investors for which borrowers failed to provide full and accurate information on or related to their loan application or for which appraisals have not been acceptable or when the loan was not underwritten in accordance with the loan program specified by the loan investor;

•	governmental monetary and fiscal policies;

•	changes in accounting policies, rules and practices;

•	reliance on our management team, including our ability to attract and retain key personnel;

•	competition with other banks and financial institutions, and companies outside of the banking industry, including those companies that have substantially greater access to capital and other resources;

•	demand, development and acceptance of new products and services;

•	problems with technology utilized by us;

•	changing trends in customer profiles and behavior; and

•	other factors described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”).

Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC’s Web site at www.sec.gov.

For further information contact Donald M. Kaloski, Jr., Executive Vice President and CFO at 804-897-3900 or dkaloski@villagebank.com.

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Financial Highlights

(Dollars in thousands, except per share amounts)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
	(Unaudited)	(Unaudited)	*	(Unaudited)	(Unaudited)
Balance Sheet Data
Total assets	$722,646	$569,017	$540,313	$559,929	$536,534
Investment securities	37,785	39,081	46,937	46,031	43,415
Loans held for sale	17,761	16,759	12,722	14,503	13,060
Loans, net of deferred fees	603,688	435,938	430,059	423,501	420,586
Allowance for loan losses	(3,759)	(3,444)	(3,186)	(3,101)	(3,047)
Deposits	579,795	468,843	443,208	477,439	446,226
Borrowings	90,496	50,368	48,676	35,351	45,343
Shareholders' equity	46,617	44,162	42,914	41,516	39,679
Book value per share	$32.07	$30.38	$29.53	$28.57	$27.46
Total shares outstanding	1,453,759	1,453,759	1,453,009	1,453,009	1,444,854

Asset Quality Ratios
Allowance for loan losses to:
Loans, net of deferred fees and costs	0.62%	0.79%	0.74%	0.73%	0.72%
Loans, net of deferred fees and costs (excluding PPP loans)	0.89%	0.79%	0.74%	0.73%	0.72%
Nonperforming loans	205.33%	170.57%	164.03%	174.50%	143.25%
Net charge-offs (recoveries) to average loans	(0.01%)	0.05%	(0.05%)	(0.02%)	0.02%
Nonperforming assets to total assets	0.30%	0.44%	0.43%	0.42%	0.51%

Bank Capital Ratios
Common equity tier 1	12.85%	11.89%	12.15%	11.95%	11.70%
Tier 1	12.85%	11.89%	12.15%	11.95%	11.70%
Total capital	13.69%	12.64%	12.56%	12.63%	12.44%
Tier 1 leverage	8.61%	10.10%	9.69%	9.35%	9.36%

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Selected Operating Data
Interest income	$6,193	$5,684	$5,897	$6,010	$5,871
Interest expense	1,249	1,257	1,370	1,398	1,319
Net interest income before
provision for loan losses	4,944	4,427	4,527	4,612	4,552
Provision for loan losses	300	400	135	-	-
Noninterest income	2,815	2,060	1,976	2,466	1,948
Noninterest expense	4,459	4,950	4,719	4,888	5,683
Income before income tax expense	3,000	1,137	1,649	2,190	817
Income tax expense	665	239	345	463	180
Net income	$2,335	$898	$1,304	$1,727	$637
Earnings per share
Basic	$1.61	$0.62	$0.90	$1.19	$0.44
Diluted	$1.61	$0.62	$0.90	$1.19	$0.44

Performance Ratios
Return on average assets	1.34%	0.67%	0.94%	1.25%	0.49%
Return on average equity	20.12%	8.23%	12.11%	16.83%	6.52%
Net interest margin	3.02%	3.55%	3.52%	3.59%	3.78%

*	Derived from audited consolidated financial statements.

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Financial Highlights

(Dollars in thousands, except per share amounts)

	Six Months Ended
	June 30,	June 30,
	2020	2019
	(Unaudited)	(Unaudited)
Selected Operating Data
Interest income	$11,877	$11,580
Interest expense	2,506	2,562
Net interest income before
provision for loan losses	9,371	9,018
Provision for loan losses	700	-
Noninterest income	4,875	3,466
Noninterest expense	9,408	10,682
Income before income tax expense	4,138	1,802
Income tax expense	905	356
Net income	$3,233	$1,446
Net income available to common
shareholders	$3,233	$1,446
Earnings per share
Basic	$2.22	$1.01
Diluted	$2.22	$1.01

Performance Ratios
Return on average assets	1.05%	0.56%
Return on average equity	14.36%	7.58%
Net interest margin	3.25%	3.81%

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